Exhibit 99.2

November 01, 2005 09:02 AM US Pacific Timezone

El Pollo Loco, Inc. Announces Plans for Debt Financing in Connection with Its Acquisition

IRVINE, Calif.—(BUSINESS WIRE)—Nov. 1, 2005—El Pollo Loco, Inc. (the “Company”) announced today that EPL Finance Corp. (“EPL Finance”) is planning to enter into a senior secured credit agreement for $125 million and offer $150 million of eight-year senior notes, subject to market and other customary conditions. The proceeds from the credit agreement and the offering will be used in connection with the previously announced acquisition of EPL Holdings, Inc., the indirect parent of the Company, by affiliates of Trimaran Capital Partners (“Trimaran”). EPL Finance is not currently affiliated with the Company; however, at the time of the closing of the acquisition, EPL Finance will merge with and into the Company, with the Company surviving the merger and assuming EPL Finance’s obligations under the credit agreement, the notes and the related indenture.

EPL Finance, a newly formed subsidiary, is an affiliate of Trimaran. EPL Finance has not engaged in any business operations, acquired any assets or incurred any liabilities, other than in connection with the offering and the credit agreement.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the debt financing. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct.

Contacts

El Pollo Loco, Inc.
Joseph Stein, 949-399-2000
jstein@elpolloloco.com